EXHIBIT 16.1

Marcum & Kliegman LLP
Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations

September 5, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Synergx Systems Inc. under Item 4.01 of its Form 8-K dated September 3, 2008. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Synergx Systems Inc. contained therein.

MARCUM & KLIEGMAN LLP